Exhibit 5.1

May 5, 2023
LanzaTech Global, Inc.
8045 Lamon Avenue, Suite 400
Skokie, Illinois 60077
Ladies & Gentlemen:
We have acted as counsel to LanzaTech Global, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s Registration Statement on Form S-1, which was filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2023 (the “Registration Statement”), of (a) the issuance of shares of the Company’s common stock, $0.0001 par value per share (“common stock”), (b) the resale of common stock held by certain stockholders of the Company and (c) the resale of certain warrants of the Company held by the holders thereof, as follows:
(i)the issuance of up to 4,774,276 shares of common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) by the holders thereof (the “Private Warrant Shares”), issued pursuant to the Warrant Agreement by and between AMCI and Continental Stock Transfer & Trust Company, dated August 3, 2021 (the “Warrant Agreement”),
(ii)the issuance of up to 7,499,924 shares of common stock that are issuable upon the exercise of certain public warrants by the holders thereof (the “Public Warrant Shares” and together with the Private Warrant Shares, the “Warrant Shares”), issued pursuant to the Warrant Agreement,
(iii)the issuance of up to 5,000,000 shares of common stock that are issuable upon the conversion of that certain Simple Agreement for Future Equity between BGTF LT Aggregator LP and LanzaTech NZ, Inc., dated October 3, 2022 (the “Brookfield SAFE”), upon conversion by the holder thereof (the “SAFE Shares”),
(iv)the issuance of up to 300,000 shares of common stock that are issuable under the SAFE Warrant by and between ArcelorMittal XCarb S.à r.l. and LanzaTech NZ, Inc., dated December 8, 2021 (the “AM Warrant”) upon the exercise by the holder thereof (the “AM Shares”),
(v)the issuance of up to 4,083,486 shares of common stock issuable upon the exercise of the warrants issued to certain selling stockholders pursuant to the Forward Purchase Agreement (the “Shortfall Warrants”) upon exercise by the holder thereof (the “Shortfall Warrant Shares”),
(vi)the issuance of up to 1,746,303 shares of common stock (the “Plan Shares” and together with the Private Warrant Shares, the Public Warrant Shares, the SAFE Shares, the AM Shares and the Shortfall Warrant Shares, the “Convertible

Security Shares”) underlying options to purchase common stock issued pursuant to the Company’s 2006 Deed Poll Relating to Options Scheme, 2008 Stock Plan, 2011 Stock Plan, 2013 Stock Plan, 2015 Stock Plan, and 2019 Stock Plan, (collectively the “Plans”),
(vii)the resale of the Convertible Security Shares (other than the Public Warrant Shares),
(viii)the resale of up to 187,532,617 shares of common stock (the “Resale Shares”),
(ix)the resale of up to 4,774,276 Private Placement Warrants (the “Resale Private Placement Warrants”), and
(x)the resale of up to 4,083,486 Shortfall Warrants (the “Resale Shortfall Warrants” and, together with the Resale Private Placement Warrants, the “Resale Warrants”).
We have reviewed:
(i)the Warrant Agreement,
(ii)the Brookfield SAFE,
(iii)the AM Warrant,
(iv)the Shortfall Warrants,
(v)the Registration Rights Agreement by and among the Company, LanzaTech NZ, Inc., AMCI Sponsor II LLC, and the Holders (as defined therein), dated February 8, 2023,
(vi)the Forward Purchase Agreement by and among ACM ARRT H LLC, the Company and LanzaTech NZ, Inc., dated February 3, 2023,
(vii)the Assignment and Novation Agreement, by and among AMCI Acquisition Corp. II, LanzaTech NZ, Inc., ACM ARRT H LLC, and and Vellar Opportunity Fund SPV LLC - Series 10, dated February 3, 2023,
(viii)the Plans and
(ix)such other corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
With respect to the Convertible Security Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of common stock, future issuances of securities of the Company, including the Convertible Security Shares, and anti-dilution adjustments to outstanding securities of the Company, including the Warrants, the Brookfield SAFE, the AM Warrant and the Shortfall Warrants, may cause any of the foregoing to be exercisable for more shares of common stock than the number that remain authorized but unissued. We also have assumed that the Warrant Price (as defined in each of the Private Warrants and the Public Warrants) and the Exercise Price (as defined in each of the AM Warrant and the Shortfall Warrants) will not be adjusted to an amount below the par value per share of the common stock.
Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:
(1)The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants, in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.
(2)The SAFE Shares have been duly authorized and, when issued upon conversion of the Brookfield SAFE, in accordance with the terms of the Brookfield SAFE, will be validly issued, fully paid and non-assessable.
(3)The AM Shares have been duly authorized and, when issued and paid for upon exercise of the AM Warrant, in accordance with the terms of the AM Warrant, will be validly issued, fully paid and non-assessable.
(4)The Shortfall Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Shortfall Warrants, in accordance with their terms, will be validly issued, fully paid and non-assessable.
(5)The Plan Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan upon the exercise thereof, will be validly issued, fully paid and non-assessable.
(6)The Resale Shares have been duly authorized and are validly issued, fully paid and non-assessable.
(7) The Resale Warrants have been duly authorized and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications. We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, or exculpation provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; (v) provisions requiring amendments and waivers to be in writing; (vi) provisions making notices effective even if not actually received; (vii) exclusive jurisdiction or venue provisions or (viii) provisions purporting to make a party’s determination conclusive.
We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the Delaware General Corporation Law and the State of New York.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP